Exhibit 99.1	               [JACKSONVILLE BANCORP, INC. LOGO]

         JACKSONVILLE BANCORP ANNOUNCES FIRST QUARTER 2003 RESULTS

JACKSONVILLE, Fla., May 6, 2003 - JACKSONVILLE BANCORP, INC.
(NASDAQ: JAXB) today reported:

   Quarterly earnings of $53,000, or $.04 per basic and diluted share

   Assets at $147.3 million - increase of 53%, or $51.2 million, over first quarter 2002

   Interest income up 42%, with interest expense up only 20%, over prior year period

   Net interest income up 59% from prior year

   Loans increase 57% and deposits 51% over first quarter 2002

   Loan loss reserves increase to 1.16% of total loans - strengthened by $356,000 provision

Jacksonville Bancorp, Inc., reported net earnings of $53,000, or $0.04 per basic and diluted share, for the first quarter of 2003, increasing from $50,000 or $0.05 per share for first quarter 2002. For the quarter, weighted average shares outstanding increased by 41% over prior year, reflecting the issuance of shares pursuant to the Company's successful sale of its rights and community offerings in 2002.

Gilbert J. Pomar, III, President and Chief Executive Officer, noted, "Operating results continued to reflect ongoing improvements, as net interest income increased $464,000 over the same period in 2002. This also represents an increase of $195,000, or 19%, over the fourth quarter 2002 total. Further, the growth of total assets, reflecting increases of $50.6 million (53%) over first quarter 2002, and $16.5 million (13%) over fourth quarter 2002, continues to reflect the consistent execution of our business plan." Mr. Pomar added, "Our improvements in operating performance were offset by a significantly increased provision for loan losses this quarter. However, we believe that recognizing potential issues, and taking the requisite action to bolster our loan loss reserves, represents the most prudent course of action. The impact of continuing economic weakness on the operating results of two customers in transportation-related industries has led us to record additional specific reserves, and we are working diligently to minimize any potential loss which could result from these situations. Further, the quarterly provision for loan losses would have been at an all-time high even without these additional reserves, solely due to the record $13.8 million increase in the loan portfolio over the quarter."

First quarter 2003 net interest income increased 59% to $1,244,000, from $780,000 for first quarter 2002, primarily due to significant new loan volume. Net interest margin remained strong at 3.87%, as interest income for the quarter increased to $1,977,000, up 42% from $1,392,000 for the 2002 period, with a
55% increase in average net loans from $73.6 million to $114.1 million. Interest expense rose only 20%, from $612,000 to $733,000, while average interest bearing liabilities increased 53%, from $71.8 million to $109.5 million.

Noninterest income for the first quarter of 2003 remained basically flat in comparison with the 2002 quarter, as the Company's bankcard merchant program was outsourced at the end of the first quarter 2002. Noninterest expense increased by 27%, or $201,000, over the prior year period, with increased compensation, advertising, and annual meeting related costs necessary to support asset growth and further advance the Company's presence.

Total assets increased 53% to $147.3 million at March 31, 2003, from $96.1 million at March 31, 2002. Total loans and deposits increased 57% and 51%, respectively, with net loans of $122.4 million at March 31, 2003, up from $77.8 million at March 31, 2002, and deposits rising to $130.1 million from $86.3 million. Further, in comparing first quarter 2003 to fourth quarter 2002, assets increased by $16.5 million, with loans and deposits increasing $13.5 and $19.9 million, respectively.

Jacksonville Bancorp, Inc., a bank holding company, is the parent of The Jacksonville Bank, a Florida state-chartered bank focusing on the Northeast Florida market. The Jacksonville Bank opened for business in May 1999 and provides a variety of community banking services to businesses and individuals in Jacksonville, Florida. More information is available at its website at www.jaxbank.com.

The statements contained in this press release, other than historical information, are forward-looking statements, which involve risks, assumptions, and uncertainties. The risks, uncertainties, and factors affecting actual results, include but are not limited to: our relatively limited operating history; economic and political conditions, especially in North Florida; competitive circumstances; bank regulation, legislation, accounting principles, and monetary policies; the interest rate environment; success in minimizing credit risk and nonperforming assets; and technological changes. The Company's actual results may differ significantly from the results discussed in forward-looking statements. Investors are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. The Company does not undertake, and specifically disclaims, any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Additional information can be found regarding risk factors in the Company's filings with the Securities and Exchange Commission.

                         JACKSONVILLE BANCORP, INC.
                               (Unaudited)
                 (Dollars in thousands except per share data)

                                                   Three Months Ended
                                                         March 31,
                                                   ----------------------
                                                   2003          2002
                                                   --------      --------

Earnings Summary
----------------
Total interest income	                       $     1,977     $   1,392
Total interest expense	                               733           612
                                                   --------     ---------
Net interest income	                             1,244           780
Provision for loan losses	                       356           107
                                                   --------     ---------
Net interest income after provision for
    loan losses	                                       888           673
Noninterest income	                               152           161
Noninterest expense	                               955           754
                                                   --------     ---------
Income (loss) before income tax	                        85            80
Income tax provision (benefit)	                        32            30
                                                   --------     ---------
Net income (loss)	                       $	53     $      50
                                                   ========     =========


Summary Average Balance Sheet
-----------------------------

Loans, net	                               $   114,055     $  73,611
Securities	                                    13,852         8,171
Other earning assets	                             2,446         1,977
                                                   --------      --------
Total earning assets	                           130,353        83,759
Other assets	                                     8,548         9,040
                                                   --------      --------
Total assets	                               $   138,901     $  92,799
                                                   ========      ========
Interest bearing liabilities	               $   109,492     $  71,752
Other liabilities	                            16,635        13,517
Shareholders' equity	                            12,774         7,530
                                                   --------      --------
Total liabilities and shareholders' equity     $   138,901     $  92,799
                                                   ========      ========


Per Share Data
--------------

Basic and diluted earnings (loss) per share    $     0.04     $    0.05
Basic weighted average shares outstanding	 1,467,066     1,039,585
Diluted weighted average shares outstanding      1,492,652     1,039,585
Total shares outstanding at end of period	 1,467,066     1,209,586
Closing market price per share	               $    12.50     $    9.75


Selected Ratios
---------------

Return on average assets	                     0.15%         0.22%
Return on average equity	                     1.67%         2.69%
Average equity to average assets	             9.20%         8.11%
Interest rate spread	                             3.44%         3.28%
Net interest margin	                             3.87%         3.78%
Allowance for loan losses as a percentage of
   total loans	                                     1.16%         0.97%
Net charged off loans as a percentage of
   total loans	                                     0.02%         0.00%


                                                           March 31,
                                                   -----------------------
Summary Balance Sheet                                 2003          2002
---------------------                              --------      ---------
Cash and cash equivalents			$    4,237     $    4,120
Securities	                                    15,381          8,659
Loans, net	                                   122,401         77,800
All other assets	                             5,303          5,482
                                                   --------      ---------
Total assets	                                $  147,322     $   96,061
                                                   ========      =========
Deposit accounts	                        $  130,071     $   86,317
All other liabilities	                             4,592            550
Shareholders' equity	                            12,659          9,194
                                                   --------      ---------
Total liabilities and shareholders' equity      $  147,322     $   96,061
                                                   ========      =========
